EXHIBIT 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports 3rd Quarter Net Income of $259.8 Million or
$1.37 per Share;
Premiums Grow 23%, Combined Ratio is 96.6%

     WARREN, New Jersey, October 27, 2003 - The Chubb Corporation [NYSE: CB] today reported that net income in the third quarter of 2003 was $259.8 million or $1.37 per share, compared to a net loss of $242.1 million ($1.42 per share) in the third quarter of 2002.

     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $220.5 million or $1.16 per share in the third quarter of 2003, compared to an operating loss of $270.7 million or $1.59 per share in the third quarter of 2002. The third quarter operating loss for 2002 included a pre-tax charge of $625 million ($2.38 per share after-tax) for the strengthening of asbestos and environmental (A&E) reserves. Third quarter operating income for 2003 includes an after-tax loss of $25.2 million or $0.14 per share from the non-insurance business of Chubb Financial Solutions (CFS), compared to a loss of $26.3 million or $0.15 per share in the third quarter of 2002.

     Chubb adopted the fair value method of accounting for stock-based employee compensation as of January 1, 2003. The per-share amounts for the third quarter of 2003 reflect an after-tax charge of $0.05 for the expensing of stock options, compared to no charge in 2002.

     Property and casualty net premiums written in the third quarter of 2003 grew 23% to $2.8 billion. Premiums for Chubb Re nearly tripled, accounting for 8 percentage points of this growth. U.S. premiums grew 23%. Non-U.S. premiums grew 22%, or 15% in local currencies.

     The combined loss and expense ratio for the third quarter was 96.6% in 2003 and 130.0% in 2002. Excluding the A&E charge, the combined ratio for the third quarter of 2002 was 99.9%. Catastrophe losses in the 2003 third quarter were $96.0 million, accounting for 3.7 percentage points of the combined ratio, compared to $51.6 million (2.5 points) in the third quarter of 2002. The expense ratio for the third quarter was 30.9% in 2003 and 31.2% in 2002.

Nine Month Results

     For the first nine months of 2003, net income was $736.5 million or $4.13 per share, compared with $166.3 million or $0.96 per share for the first nine months of 2002. Operating income totaled a record $680.8 million or $3.82 per share for the first nine months of 2003, compared with $117.2 million or $0.68 per share in the first nine months of 2002, which reflects the third quarter A&E charge of $625 million ($2.34 per share after-tax). Results for the first nine months of 2003 include an after-tax loss of $19.9 million or $0.11 per share from CFS, compared with a loss of $36.4 million or $0.21 per share in the first nine months of 2002. The per-share amounts for the first nine months of 2003 reflect an after-tax charge of $0.20 for the expensing of stock options, compared to no charge in 2002.

     Property and casualty net premiums written in the first nine months of 2003 increased 23% to $8.1 billion. Chubb Re accounted for 5 percentage points of this growth. The combined ratio for the first nine months was 95.8% in 2003 and 108.7% in 2002; excluding the A&E charge, the combined ratio for the first nine months of 2002 was 98.0%. Catastrophe losses for the first nine months were $261.5 million (3.5 percentage points of the combined ratio) in 2003, compared to $75.2 million (1.3 points) in 2002.

Outlook for 2003

     “Chubb had an outstanding third quarter,” said John D. Finnegan, President and Chief Executive Officer, “with substantial premium growth, improved underwriting profitability and higher investment income.

     “Based on results for the first nine months and our expectations for the fourth quarter,” said Mr. Finnegan, “we are sufficiently confident to modify full-year earnings guidance to a range of $5.10 to $5.30 per share. Consistent with our previous guidance, this estimate excludes realized investment gains and losses. It also excludes CFS results and assumes 3 percentage points of catastrophe losses in the fourth quarter.” The company’s previous guidance for 2003 earnings per share was a range of $4.90 to $5.30.

Operations Review

     Chubb Commercial Insurance (CCI) premiums, which accounted for 36% of Chubb’s third-quarter net written premiums, grew 18% to $1.02 billion. The combined ratio improved to 90.6% from 175.6%. Excluding the A&E charge, the combined ratio for the third quarter of 2002 was 94.4%. Third quarter catastrophe losses accounted for 2.9 percentage points of the combined ratio in 2003, compared to 5.0 points in 2002.

     Average renewal rates in the U.S. increased 10% for CCI, which retained 80% of the U.S. accounts that came up for renewal. CCI wrote $235 million of new business in the third quarter of 2003, compared to $276 million in the third quarter of 2002. Premiums from new accounts exceeded nonrenewed business by a 1.5-to-1 margin.

     Chubb Specialty Insurance (CSI) premiums, which accounted for 40% of Chubb’s total third quarter premiums, grew 37% to $1.14 billion. The combined ratio was 100.6%, compared to 106.1% in the third quarter of 2002.

     Executive Protection (EP) net written premiums grew 19%, and the business had a combined ratio of 104.2%. EP’s results continued to be adversely affected by directors & officers and errors & omissions insurance experience. Average renewal rates in the U.S. for EP were up 34%. Premium growth from rate increases was partially offset by reduced exposures, which reflected the company’s implementation of tighter terms and conditions, including lower limits, higher deductibles and coinsurance.

     Financial Institutions (FI) net premiums grew 9% in the third quarter. Average renewal rates in the U.S. for FI were up 32%. The combined ratio for FI was 111.4% for the third quarter, reflecting adverse experience in D&O and E&O, partially offset by favorable results in fidelity.

     For the other specialty lines, premiums were up 97%, primarily driven by 190% growth at Chubb Re. The combined ratio for the other specialty lines was 87.8%.

     Chubb Personal Insurance (CPI) premiums, which accounted for 24% of Chubb’s total premiums, grew 11% to $689 million. CPI’s combined ratio was 99.9%, compared to 99.0% in the third quarter of 2002. Catastrophe losses in the third quarter increased to 10.7 percentage points of the combined ratio in 2003 from 2.2 percentage points in 2002. Excluding catastrophe losses, CPI’s combined ratio improved 7.6 points to 89.2% from 96.8%, driven by improvement in homeowners insurance.

     The homeowners line grew 14% due to rate increases and better insurance to value. The combined ratio was 108.7%, which included 18.6 percentage points of catastrophe losses. Excluding catastrophe losses, the combined ratio was 90.1%. Personal automobile insurance grew 7% and had a combined ratio of 96.4%, while other personal lines, which include valuable articles, excess liability and yacht insurance, grew 7% and had a combined ratio of 78.7%.

     Property and casualty investment income after taxes for the third quarter increased 12.5% to $213.9 million from $190.1 million in 2002. For the first nine months of 2003, property and casualty investment income after taxes increased 9.3% to $619.1 million from $566.5 million.

     All financial results herein are unaudited.

Webcast Conference Call to be Held on October 28

     Chubb’s senior management will discuss the company’s third quarter performance with investors and analysts tomorrow, October 28, at 9 A.M. Eastern time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb

     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,000 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms

Operating Income

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Property and Casualty Investment Income After Income Tax

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax-exempt securities and is therefore more meaningful for analysis purposes than investment income before income taxes.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost

Book value per share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities carried at market value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Ratio or Combined Loss and Expense Ratio

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. The Corporation evaluates the performance of its insurance businesses by using the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies. It is the sum of the ratio of losses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Statutory accounting principles differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. To convert underwriting expenses to a GAAP basis, policy acquisition expenses are deferred and recognized over the period in which the related premiums are earned.

FORWARD LOOKING INFORMATION

     Certain statements in this document, and certain oral statements made by management from time to time, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include estimates and assumptions related to economic, competitive, regulatory, judicial, legislative and other developments. These include statements relating to trends in, or representing management’s beliefs about, our future strategies, operations and financial results, as well as other statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in our public filings with the Securities and Exchange Commission and those associated with:

•	the availability of primary and reinsurance coverage, including the implications relating to terrorism legislation and regulation;

•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological or chemical events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium price increases and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business;

•	material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves, including:

—	our expectations relating to reinsurance recoverables;

—	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;

—	our estimates relating to ultimate asbestos liabilities and related reinsurance recoverables;

—	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

—	the willingness of parties, including us, to settle disputes;

—	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability for asbestos, toxic waste and mold claims;

•	the impact of the current economic climate on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have filed for bankruptcy or otherwise experienced deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, public companies relating to possible accounting irregularities, practices in the energy and securities industries and other corporate governance issues, including:

—	the effects on the energy markets and the companies that participate in them, and in particular as they may relate to concentrations of risk in our surety business;

—	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

—	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

—	claims and litigation arising out of investment banking practices;

—	legislative or regulatory proposals or changes, including the changes in law and regulation implemented under the Sarbanes-Oxley Act of 2002;

•	the occurrence of significant weather-related or other natural or human-made disasters;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic conditions including:

—	changes in interest rates, market credit spreads and the performance of the financial markets, generally and as they relate to credit risks assumed by our Chubb Financial Solutions unit in particular;

—	the effects of inflation;

—	changes in domestic and foreign laws, regulations and taxes;

—	changes in competition and pricing environments;

—	regional or general changes in asset valuations;

—	the inability to reinsure certain risks economically;

—	changes in the litigation environment;

—	general market conditions; and

•	our ability to implement management’s strategic plans and initiatives.

Our forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA

(Unaudited)

	Periods Ended September 30

	Third Quarter		Nine Months

	2003	2002	2003	2002

		(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,845.5	$2,315.2	$8,137.5	$6,620.2
Increase in Unearned Premiums	(237.3)	(229.7)	(670.9)	(751.4)

Premiums Earned	2,608.2	2,085.5	7,466.6	5,868.8

Claims and Claim Expenses (a)	1,711.3	2,052.0	4,850.0	4,513.0
Operating Costs and Expenses	876.7	719.6	2,490.3	2,075.3
Increase in Deferred Policy Acquisition Costs	(56.4)	(48.9)	(133.7)	(181.3)
Dividends to Policyholders	6.0	9.0	18.0	26.6

Underwriting Income (Loss)	70.6	(646.2)	242.0	(564.8)

Investments
Investment Income Before Expenses	274.1	241.3	794.2	709.1
Investment Expenses	4.5	8.0	17.5	17.8

Investment Income	269.6	233.3	776.7	691.3

Other Charges	(.9)	(3.5)	(22.6)	(16.8)

Property and Casualty Income (Loss)	339.3	(416.4)	996.1	109.7
CHUBB FINANCIAL SOLUTIONS NON-INSURANCE BUSINESS	(38.8)	(40.4)	(30.6)	(55.9)
CORPORATE AND OTHER	(23.3)	(19.7)	(102.4)	(55.4)

CONSOLIDATED OPERATING INCOME (LOSS) BEFORE INCOME TAX	277.2	(476.5)	863.1	(1.6)
Federal and Foreign Income Tax (Credit)	56.7	(205.8)	182.3	(118.8)

CONSOLIDATED OPERATING INCOME (LOSS)	220.5	(270.7)	680.8	117.2
REALIZED INVESTMENT GAINS AFTER INCOME TAX	39.3	28.6	55.7	49.1

CONSOLIDATED NET INCOME (LOSS)	$259.8	$(242.1)	$736.5	$166.3

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$213.9	$190.1	$619.1	$566.5

(a)	Claims and claim expenses include asbestos and toxic waste claims of $625.0 million and $666.1 million in the third quarter and nine months ended September 30, 2002, respectively.

Effective January 1, 2003, the Corporation adopted the fair value method of accounting for stock-based employee compensation plans using the modified prospective method of transition. The change in accounting resulted in a decrease in operating income before income tax of $15.4 million ($10.4 million after-tax) for the third quarter of 2003 and $51.1 million ($35.7 million after-tax) for the nine months ended September 30, 2003.

	Periods Ended September 30

	Third Quarter		Nine Months

	2003	2002	2003	2002

OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	189.4	170.6	178.4	173.3
Actual Common Shares at End of Period	187.7	171.0	187.7	171.0
DILUTED EARNINGS PER SHARE DATA
Operating Income (Loss)	$1.16	$(1.59)	$3.82	$.68
Realized Investment Gains	.21	.17	.31	.28

Net Income (Loss)	$1.37	$(1.42)	$4.13	$.96

Effect of Catastrophe Losses	$(.33)	$(.20)	$(.95)	$(.28)

Effect of Asbestos and Toxic Waste Losses	$—	$(2.38)	$—	$(2.50)

Effect of Chubb Financial Solution Non-Insurance Business	$(.14)	$(.15)	$(.11)	$(.21)

Effect of Expensing Stock Options	$(.05)	$—	$(.20)	$—

	Sept. 30	Dec. 31
	2003	2002

BOOK VALUE PER COMMON SHARE	$45.17	$40.06
BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	41.82	36.61

PROPERTY AND CASUALTY UNDERWRITING RATIOS

PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months

	2003	2002	2003	2002

Losses to Premiums Earned	65.7%	98.8%	65.1%	77.2%
Expenses to Net Premiums Written	30.9	31.2	30.7	31.5

Combined Loss and Expense Ratio	96.6%	130.0%	95.8%	108.7%

The 2002 underwriting ratios include the effect of losses of $625.0 million related to asbestos and toxic waste claims recognized in the third quarter. Excluding the effect of such losses, the losses to premiums earned ratio was 68.7% for the third quarter of 2002 and 66.5% for the nine months ended September 30, 2002 and the combined loss and expense ratio was 99.9% and 98.0%, respectively.

PROPERTY AND CASUALTY CLAIMS AND CLAIM EXPENSES COMPONENTS

PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months

	2003	2002	2003	2002

	(in millions)
Paid Claims and Claim Expenses	$1,337.4	$1,019.6	$3,708.9	$3,278.9
Increase in Unpaid Claims and Claim Expenses	373.9	1,032.4	1,141.1	1,234.1

Total Claims and Claim Expenses	$1,711.3	$2,052.0	$4,850.0	$4,513.0

The increase in unpaid claims and claim expenses for the third quarter and the first nine months of 2002 includes $611.7 million and $617.5 million, respectively, related to asbestos and toxic waste claims.

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums		Combined Loss and
	Written		Expense Ratios

	2003	2002	2003	2002

	(in millions)
NINE MONTHS ENDED SEPTEMBER 30
Personal Insurance
Automobile	$443.6	$402.1	98.9%	98.5%
Homeowners	1,114.2	971.1	106.6	105.7
Other	391.4	364.1	77.8	77.5

Total Personal	1,949.2	1,737.3	98.9	98.0

Commercial Insurance
Multiple Peril	809.4	687.5	90.3	101.5
Casualty	1,010.0	834.7	88.7	185.8	*
Workers’ Compensation	475.9	350.3	92.2	92.6
Property and Marine	766.1	652.7	89.3	86.2

Total Commercial	3,061.4	2,525.2	89.6	124.7	*

Specialty Insurance
Executive Protection	1,526.0	1,214.3	104.0	105.8
Financial Institutions	603.4	508.3	111.5	103.3
Other	997.5	635.1	84.4	88.2

Total Specialty	3,126.9	2,357.7	99.8	100.9

Total	$8,137.5	$6,620.2	95.8%	108.7	%*

QUARTER ENDED SEPTEMBER 30
Personal Insurance
Automobile	$154.3	$144.0	96.4%	94.5%
Homeowners	402.9	353.4	108.7	108.8
Other	132.1	123.3	78.7	78.3

Total Personal	689.3	620.7	99.9	99.0

Commercial Insurance
Multiple Peril	276.6	235.1	92.7	103.0
Casualty	331.4	275.9	90.8	333.1	*
Workers’ Compensation	158.4	116.4	94.1	91.8
Property and Marine	253.6	238.4	86.4	93.6

Total Commercial	1,020.0	865.8	90.6	175.6	*

Specialty Insurance
Executive Protection	525.0	442.8	104.2	112.3
Financial Institutions	182.8	168.2	111.4	115.7
Other	428.4	217.7	87.8	84.2

Total Specialty	1,136.2	828.7	100.6	106.1

Total	$2,845.5	$2,315.2	96.6%	130.0	%*

*	The product mix for 2002 includes the effect of losses of $625.0 million related to asbestos and toxic waste claims recognized in the third quarter. For the nine months ended September 30, 2002, excluding the effect of such losses, the combined loss and expense ratio was 96.5% for Casualty, 94.9% for Total Commercial and 98.0% in total. For the third quarter of 2002, excluding the effect of such losses, the combined loss and expense ratio was 88.5% for Casualty, 94.4% for Total Commercial and 99.9% in total.